Exhibit 99.1

Filed by Horizon Bancorp, Inc.  pursuant to
Rule 425 under the Securities Act of 1933

Subject Company: Horizon Bancorp, Inc.
Commission File No. 000-10792

Date: October 29, 2018

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. and Salin Bancshares, Inc.
Sign Merger Agreement

Michigan City, IN and Indianapolis, IN (October 29, 2018) – Horizon Bancorp, Inc. (NASDAQ GS: HBNC, “Horizon”) and Salin Bancshares, Inc. (“Salin”), a privately held company, today announced that they have executed a definitive agreement whereby Horizon will combine with Salin, and Horizon’s wholly-owned subsidiary, Horizon Bank, will combine with Salin’s wholly-owned subsidiary, Salin Bank and Trust Company (“Salin Bank”). This merger will enhance Horizon’s core deposit base, expand Horizon’s presence throughout Central and Northeast Indiana, add new offices in the growth markets of Fort Wayne and Columbus, Indiana, and expand its existing presence in the vibrant markets of Indianapolis and Lafayette, Indiana.

In the merger, shareholders of Salin will receive $87,417.17 in cash and 23,907.5 shares of Horizon common stock for each share of Salin common stock, which, based upon the October 26, 2018 Horizon closing price of $16.95 per share, the transaction has an implied valuation of approximately $135.3 million.

Salin is a community bank holding company headquartered in Indianapolis, Indiana, with approximately $918.4 million in total assets as of September 30, 2018. Salin Bank, which can trace its origins to the Farmers & Merchants State Bank of Logansport, Indiana, founded in 1902, is the third largest privately held bank in Indiana, with 20 banking centers in 10 Indiana counties, serving Columbus, Delphi, Edinburgh, Fishers, Flora, Fort Wayne, Galveston, Gas City, Kokomo, Lafayette, Logansport, Marion, West Lafayette, and Indianapolis.

Horizon is a community bank holding company headquartered in Michigan City, Indiana with total assets of $4.2 billion as of September 30, 2018. Horizon Bank has continually operated since 1873, with 66 offices extending throughout northern and central Indiana and southern, central, and the Great Lakes Bay regions of Michigan.

“Horizon is enthusiastic about this merger, as it complements our current Indiana locations and provides entry into the attractive growth markets of Fort Wayne and Columbus, Indiana. In addition, Salin Bank’s presence in Indianapolis and Lafayette, Indiana will add to Horizon’s current footprint in these dynamic markets,” said Chief Executive Officer, Craig M. Dwight. “We fully expect that our complementary product offerings and commitment to the local communities and employees will result in success for the shareholders of the combined company.”

Mr. Dwight continued, “Horizon’s focus is to continue to expand in the States of Indiana and Michigan with an emphasis on good core deposit growth, enhanced operational leverage through mass and scale, and investment in growth markets. Indiana and Michigan are well run states, with the leadership in each State focused on the future and building better quality of life for their citizens. The Salin franchise fits well into Horizon’s strategic plan and bodes well for capturing market share.”

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Page 2: Cont. Horizon Bancorp, Inc. & Salin Bancshares, Inc. Merger

James Alender, President and Chief Executive Officer of Salin Bank, stated, “Horizon is a natural fit for Salin due to our complementary markets, common values, and support for the local communities we serve. This merger will provide Salin new opportunities to increase the depth of products and services we can offer to our customers, including higher lending limits, robust residential mortgage products, and enhanced mobile and internet banking. Salin has a wonderful history and commitment to excellence, which is our strength and the foundation under everything we do. This will be key in supporting the merger with Horizon.”

On behalf of the Salin family, Mr. William N. Salin stated, “I have taken tremendous pride in serving Hoosiers throughout my lifetime, and, specifically, their banking needs throughout our family’s ownership in Salin Bank. We are pleased that our staff will flourish and our customers will be well served in joining Horizon, and that the Salin family will continue to be heavily invested in such a fine Indiana community bank.”

The transaction is expected to be completed in the first quarter of 2019, subject to approval by bank regulatory authorities and the shareholders of Salin, as well as the satisfaction of other customary closing conditions. The banks’ combined operations will continue to operate under the Horizon Bank name.

Horizon was advised by Stephens, Inc., Renninger & Associates, LLC and the law firm of Barnes & Thornburg LLP. Salin was advised by Hovde Group, LLC and the law firm of SmithAmundsen LLC.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. is an independent, commercial bank holding company serving northern and central Indiana, and southwest, central and the Great Lakes Bay regions of Michigan through its commercial banking subsidiary, Horizon Bank. Horizon Bancorp, Inc. may be reached online at www.horizonbank.com. Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

About Salin Bancshares, Inc.
Salin Bancshares, Inc. is an independent, commercial bank holding company serving central and northeast Indiana through its wholly-owned commercial banking subsidiary, Salin Bank and Trust Company. Salin Bancshares, Inc. may be reached online at www.salin.com.  Salin is a privately held company.

Additional Information
In connection with the proposed merger, Horizon will file with the SEC a Registration Statement on Form S-4 that will include a proxy or information statement, as well as other relevant documents concerning the proposed transaction. Shareholders and investors are urged to read the registration statement and the proxy or information statement regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

The proxy or information statement and other relevant materials (when they become available), and any other documents Horizon has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents Horizon has filed with the SEC from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Horizon upon written request to Horizon Bancorp, Inc., attention: Shareholder Relations, 515 Franklin Street, Michigan City, Indiana 46360 or by calling (219) 879-0211. The information available through Horizon’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Horizon makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

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Horizon and Salin and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Salin in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on February 28, 2018, and in the proxy statement for Horizon’s 2018 annual meeting of shareholders, as filed with the SEC on March16, 2018. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy or information statement regarding the proposed merger when it becomes available. Free copies of these documents may be obtained as described in the preceding paragraph

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K and the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Horizon and Salin operate; the ability to promptly and effectively integrate the businesses of Horizon Bank and Salin Bank; the reaction of the companies’ customers, employees and counterparties to the transaction; and the diversion of management time on merger-related issues. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

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Horizon Contact Information:	Salin Contact Information:

Craig M. Dwight Chairman & Chief Executive Officer Phone: (219) 873-2725 Fax: (219) 874-9280	James P. Alender President & Chief Executive Officer Phone (317) 452-8181 Fax (317) 452-8139

Mark E. Secor Executive Vice President & Chief Financial Officer Phone: (219) 873-2611 Fax: (219) 874-9280	Chad Key Executive Vice President & Chief Financial Officer Phone: (317) 452-8037 Fax: (317) 452-8139

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